EX-23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Emeritus Corporation

We consent to the incorporation by reference in the registration statements (Nos. 333-145862, 333-138414, 333-126106, 333-60323, 333-05965 and 333-70580) on Form S-8 and (Nos. 333-148400, 333-141801 and 333-20805) on Form S-3 of Emeritus Corporation of our reports dated March 16, 2009, with respect to the consolidated balance sheets of Emeritus Corporation and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, shareholders’ equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 annual report on Form 10-K of Emeritus Corporation.

/s/ KPMG LLP

(signed) KPMG LLP

Seattle, Washington

March 16, 2009